Exhibit 10.4

ORTHOPEDIATRICS CORP.

 NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(as adopted September 29, 2017)

OrthoPediatrics Corp. (the “Company”) believes that granting equity and cash compensation to its directors who are not employees of the Company (“Outside Directors”) represents a powerful tool to attract, retain and reward its Outside Directors and to align the interests of its Outside Directors with those of its shareholders.  This Non-Employee Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meanings given to such terms in the Company’s 2017 Incentive Award Plan, or any successor plan(s) thereto (the “Plan”). All amounts granted or paid pursuant to this Policy will be made under the terms of the Plan.

1.            Equity Compensation. Each Outside Director who is serving on the Company’s Board of Directors (the “Board”) as of the date of an annual meeting of the Company’s shareholders will be automatically granted two-thousand (2,000) shares of Restricted Stock (an “Annual Award”) on the date of such annual meeting of the Company’s shareholders.  One-third of the Annual Award will vest on the earlier of (i) each of the first, second and third anniversary dates of the grant and (ii) the date of the annual meeting of the Company’s shareholders in each of the first, second and third years following the date of grant, as applicable, subject to the Outside Director’s continued status as an Eligible Individual through the applicable vesting dates.

2.            Cash Compensation

(a)        Meeting Fees.  The Company will pay each Outside Director a meeting fee of $3,000 for each meeting of the Board attended by such Outside Director (each, a “Meeting Fee”).

(b)        Chairperson Annual Fee.  If an Outside Director is serving as the chairperson of the Board, the Audit Committee, the Compensation Committee or the Corporate Governance Committee (each a “ Chairperson”), then, in addition to the Meeting Fees, the Company will pay to the Chairperson an additional annual fee of $3,000 for serving in such role (the “Chairperson Fee”).  The Chairperson Fee will be paid to the Chairperson in four equal installments on a quarterly basis at the end of the applicable quarter provided the individual served as the relevant Chairperson during the full quarter, with the amount prorated in the event the individual did not serve as the relevant Chairperson for the full quarter.

3.            Miscellaneous

(a)        Revisions.  The Board, in its discretion, may change and otherwise revise the terms of this Policy, including, without limitation, the amount of equity or cash compensation to be paid to Outside Directors.

(b)        Section 409A.  In no event shall cash compensation payable pursuant to this Policy be paid later than March 15 following the calendar year in which the compensation is earned, in compliance with the “short-term deferral” exception to Section 409A.  This Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.

* * * * *